Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Mayflower Vehicle Systems Truck Group dated April 18, 2005, appearing in the Current Report on Form 8-K/A of Commercial Vehicle Group, Inc. dated April 20, 2005.

/s/ PricewaterhouseCoopers LLP

Toronto, Canada
May 3, 2005